Thor Announces Record Results For Third Quarter And First Nine Months Of Fiscal 2017

- Record third-quarter sales of $2.02 billion up 56.9%

- Record net income of $111.3 million for the quarter rose 41.6%

- Diluted EPS of $2.11 per share, up 41.6% compared to $1.49 per share in the prior year

- Consolidated Recreational Vehicle (RV) backlogs more than doubled to $2.36 billion versus 2016 third quarter of $1.06 billion, driven by continued strong consumer demand for Thor's affordably priced travel trailers and motorhomes

- Operating Cash Flow grew 26.2% in the first nine months of 2017 compared to the prior year, which was utilized for $30 million in debt repayment and significant investment in capital projects

- Economic conditions remain favorable for continued industry growth in calendar year 2017 and beyond

ELKHART, Ind., June 5, 2017 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record third-quarter net income of $111.3 million, or $2.11 per diluted share, on record revenues of $2.02 billion for the third quarter ended April 30, 2017. Gross profit increased 45.5% to $293.8 million. As anticipated, due primarily to acquisition-related dilution and market-driven changes in product mix, gross profit margins decreased to 14.6% in the third quarter compared to 15.7% in the prior-year period. Diluted earnings per share for the fiscal 2017 third quarter increased 41.6% from the previous year. The strong growth in revenues and earnings was a combination of organic growth in both towable and motorized RVs, and the inclusion of the results from Jayco, which was acquired on June 30, 2016.

"We continue to see strength in the RV market, as dealers and consumers remain optimistic and the prospects for continued industry growth remain strong," said Bob Martin, Thor President and CEO. "RVs provide exceptional value to consumers, allowing them to enjoy time with family and friends experiencing the many great outdoor spaces in North America at an affordable price point for the average family. Consumers continue to find new uses for RVs. From youth sports and tailgating, to festivals and concerts, they are able to enjoy their RVs over a longer season than many other recreation alternatives. All of these factors are driving the growing demand for our products. As an industry, and at Thor in particular, we continue to make strides in bringing new consumers into the RV lifestyle. This focus has driven an expansion in our customer base which has contributed to our strong top line growth and, while margins may be modestly suppressed on the more affordably priced units, to our bottom line as well. As we continue to focus on producing RVs that appeal to an ever broader base of consumers, we remain very optimistic for the long-term growth of Thor. Over time, we anticipate this short-term trend will translate into longer term demand for higher priced units as customers adopt the RV lifestyle and eventually trade up from entry-level units to mid-level and even high-end units."

Mr. Martin added, "With the surging popularity of our RVs, and the RV lifestyle in general, we have seen a significant increase in demand for our products, particularly our wide array of affordable travel trailers and motorhomes. As a result of this significant increase in demand, we continue to expand capacity in a prudent, measured approach that will allow us to be nimble and flexible as market conditions and product demand change. Currently, we have new plants or expansion projects underway at nearly every Thor subsidiary, which will begin contributing to our overall production capacity in the fourth quarter of fiscal 2017 and early fiscal 2018. As Thor and other industry players add capacity, the labor market in Northern Indiana, particularly in Elkhart, has become more competitive as we compete for qualified workers in an area with low unemployment. Our team's foresight into this issue has resulted in several initiatives designed to minimize the impact of the labor challenges. When possible, we have focused our expansion efforts in outlying areas, such as Howe, Middlebury and Goshen, Indiana, where we can draw from a different geographic labor pool."

Towable RVs:

  Towable RV sales were $1.43 billion for the third quarter, up 52.6% from $934.6 million in the prior-year period. Jayco contributed $362.9 million to towable sales for the quarter. Towable sales growth excluding the acquisition was 13.8%, driven primarily by continued strong demand for our more affordably priced travel trailers.
  Towable RV income before tax was $134.5 million, up 38.8% from $96.9 million in the third quarter last year. This increase was driven primarily by the increase in sales and improved Selling General and Administrative (SG&A) expense as a percent of revenues, partially offset by increased amortization expense and lower gross margins associated with Jayco, product mix changes and labor costs.
  Towable RV backlog increased $837.1 million, or 115.1%, to $1.56 billion, compared to $727.5 million at the end of the third quarter of fiscal 2016, reflecting the inclusion of Jayco's $445.9 million backlog as well as continued momentum and demand for our travel trailers.

Motorized RVs:

  Motorized RV sales were $549.9 million for the third quarter, up 78.7% from $307.6 million in the prior-year third quarter. The increase in motorized RV sales was a result of continued robust growth in our more moderately priced gas Class A and Class C motorhomes, which have been in high demand by our dealers and end consumers. Motorized revenues also benefited from the inclusion of Jayco's motorized revenues of $153.7 million.
  Motorized RV income before tax was $37.4 million, up 54.9% from $24.1 million last year, driven primarily by the growth in motorized sales and improved SG&A expense as a percent of revenues, partially offset by increased amortization expense and lower gross margins associated with Jayco, product mix changes and labor costs.
  Motorized RV backlog increased $466.2 million, or 141.6%, to $795.5 million from $329.3 million a year earlier, reflecting the inclusion of Jayco's $123.2 million motorized backlog as well as continued, exceptional demand for our smaller gas Class A and Class C motorhomes.

"With the strong operating performance during the quarter and year to date, we have seen a significant increase in operating cash flow, which increased 26.2% to $182.8 million for the first nine months of fiscal 2017," said Colleen Zuhl, Thor Senior Vice President and CFO. "During the third quarter, we invested approximately $28.5 million in capital projects, bringing our year to date investment in capital projects to $79.5 million. Total forecasted capital investments for the fiscal year remain at approximately $130 million as we expect to invest approximately $50 million in additional capital projects during the fourth quarter to meet the robust demand for our products as reflected in our record backlogs."

Ms. Zuhl added, "We also made $30 million of principal payments on our revolving credit facility during the third quarter, bringing our payments to $65 million for the first nine months of our fiscal year. As of April 30, 2017, we held $189.4 million of cash and $295.0 million was outstanding under the debt agreement. Subsequent to April 30, 2017, we made additional principal payments on the revolving credit facility totaling $50 million."

Acquisition Impact:

  For the third quarter, Jayco contributed approximately $516.5 million in sales and $66.1 million in gross profit.
  Interest expense and amortization of debt issuance costs for the quarter were approximately $2.3 million.
  Results for the quarter were also affected by the increase in amortization of intangibles. Total amortization for the quarter attributable to the Jayco acquisition amounted to $10.0 million.

"The growth in new consumers entering our core markets has been essential to the strong results and continued optimism we have at Thor. As we continue to strategically build on our strengths in product innovation to meet the demands of consumers, and given the current favorable economic conditions, we are confident that the market will reward our efforts," said Peter B. Orthwein, Thor Executive Chairman. "While there are some modest labor and capacity challenges ahead as we manage through our growth, our management team will continue to focus on balancing the short-term costs associated with expanding our Company with the long-term returns we expect to generate for our shareholders."

Investor Questions and Answers:
Thor announced that it has provided a detailed list of investor questions and answers relating to quarterly results and other topics that are posted on the Investor Relations section of its website at www.thorindustries.com.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material or chassis supply restrictions, the level of warranty claims incurred, legislative, regulatory and tax policy developments, the impact of rising interest rates on our operating results, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates on the general economy, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2016 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending April 30, 2017.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 9 MONTHS ENDED APRIL 30, 2017 and 2016
($000's except share and per share data) (Unaudited)

	3 MONTHS ENDED APRIL 30,				9 MONTHS ENDED APRIL 30,
	2017	% Net Sales (1)	2016	% Net Sales (1)	2017	% Net Sales (1)	2016	% Net Sales (1)

Net sales	$2,015,224		$1,284,054		$5,312,280		$3,289,476

Gross profit	$ 293,841	14.6%	$ 201,937	15.7%	$ 742,295	14.0%	$ 502,975	15.3%

Selling, general and administrative expenses	111,122	5.5%	80,833	6.3%	310,401	5.8%	216,653	6.6%

Amortization of intangible assets	15,216	0.8%	5,780	0.5%	48,710	0.9%	17,662	0.5%

Impairment charges	-	0.0%	-	0.0%	-	0.0%	9,113	0.3%

Interest income (expense), net	(2,342)	(0.1%)	64	0.0%	(7,058)	(0.1%)	(35)	(0.0%)

Other income (expense), net	1,070	0.1%	895	0.1%	4,270	0.1%	350	0.0%

Income from continuing operations before income taxes	166,231	8.2%	116,283	9.1%	380,396	7.2%	259,862	7.9%

Income taxes	54,968	2.7%	37,090	2.9%	125,606	2.4%	84,686	2.6%

Net income from continuing operations	111,263	5.5%	79,193	6.2%	254,790	4.8%	175,176	5.3%

Loss from discontinued operations, net of income taxes	-	0.0%	(611)	(0.0%)	-	0.0%	(1,429)	(0.0%)

Net income	$ 111,263	5.5%	$ 78,582	6.1%	$ 254,790	4.8%	$ 173,747	5.3%

Earnings per common share from continuing operations
Basic	$ 2.12		$ 1.51		$ 4.85		$ 3.34
Diluted	$ 2.11		$ 1.51		$ 4.83		$ 3.33

Earnings per common share
Basic	$ 2.12		$ 1.50		$ 4.85		$ 3.31
Diluted	$ 2.11		$ 1.49		$ 4.83		$ 3.31

Weighted avg. common shares outstanding-basic	52,582,134		52,474,801		52,555,792		52,453,025
Weighted avg. common shares outstanding-diluted	52,773,106		52,601,673		52,739,716		52,569,294

	SUMMARY BALANCE SHEETS - APRIL 30, ($000) (Unaudited)

	2017	2016			2017	2016
Cash and equivalents	$ 189,411	$ 247,297	Current liabilities		$ 778,447	$ 441,595
Accounts receivable, trade and other	616,325	382,033	Long-term debt		295,000	-
Inventories	459,668	275,452	Other long-term liabilities		54,671	60,094
Deferred income taxes and other, net	5,961	69,610	Stockholders' equity		1,471,958	1,196,191
Total current assets	1,271,365	974,392
Property, plant & equipment, net	394,818	255,521
Goodwill	377,693	303,509
Amortizable intangible assets, net	458,681	151,391
Deferred income taxes and other, net	97,519	13,067
Total	$2,600,076	$1,697,880			$2,600,076	$1,697,880

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com